                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             SAGENT TECHNOLOGY, INC.
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                   786693 10 1
                        ---------------------------------
                                 (CUSIP Number)


                                December 31, 2000
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

CUSIP No. 786693 10 1                                         Page 2 of 14 pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Ventures III, L.P.
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group             (a)
                                                                    (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares           (5)      Sole Voting Power           1,864,336
Beneficially Owned
By Each Reporting          (6)      Shared Voting Power                -0-
Person With
                           (7)      Sole Dispositive Power      1,864,336

                           (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                1,864,336
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                6.25 %
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 2 of 14 pages

CUSIP No: 786693 10 1                                         Page 3 of 14 pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Technology IV, L.P.
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group          (a)
                                                                 (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                 (5)      Sole Voting Power               47,071
Beneficially Owned
By Each Reporting                (6)      Shared Voting Power                -0-
Person With
                                 (7)      Sole Dispositive Power          47,071

                                 (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  47,071
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  0.16%
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 3 of 14 pages

CUSIP No: 786693 10 1                                         Page 4 of 14 pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Ventures IV, L.P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group           (a)
                                                                 (b) X

--------------------------------------------------------------------------------
  (3) SEC Use Only


--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares               (5)      Sole Voting Power                281,221
Beneficially Owned
By Each Reporting              (6)      Shared Voting Power                  -0-
Person With
                               (7)      Sole Dispositive Power           281,221

                               (8)      Shared Dispositive Power             -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  281,221
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  0.94 %
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 4 of 14 pages

CUSIP No: 786693 10 1                                         Page 5 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Technology '98, L.P.
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group          (a)
                                                                 (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                  (5)      Sole Voting Power               4,007
Beneficially Owned
By Each Reporting                 (6)      Shared Voting Power               -0-
Person With
                                  (7)      Sole Dispositive Power          4,007

                                  (8)      Shared Dispositive Power          -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  4,007
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  0.01 %
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 5 of 14 pages

CUSIP No. 786693 10 1                                         Page 6 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Venture Partners III, L.P.
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group          (a)
                                                                 (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                 (5)      Sole Voting Power            1,911,407
Beneficially Owned
By Each Reporting                (6)      Shared Voting Power                -0-
Person With
                                 (7)      Sole Dispositive Power       1,911,407

                                 (8)      Shared Dispositive Power           -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,911,407
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  6.41%
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 6 of 14 pages

CUSIP No. 786693 10 1                                         Page 7 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         El Dorado Venture Partners IV, LLC
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group       (a)
                                                              (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
Number Of Shares                  (5)      Sole Voting Power             285,228
Beneficially Owned
By Each Reporting                 (6)      Shared Voting Power               -0-
Person With
                                  (7)      Sole Dispositive Power        285,228

                                  (8)      Shared Dispositive Power          -0-

  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  285,228
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  0.96%
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 7 of 14 pages

CUSIP No. 786693 10 1                                               Page 8 of 14


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Thomas Peterson
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group            (a)
                                                                   (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                 (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                (6)      Shared Voting Power          2,196,635
Person With
                                 (7)      Sole Dispositive Power             -0-

                                 (8)      Shared Dispositive Power     2,196,635


  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,196,635
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11  Percent Of Class Represented By Amount In Row (11)

                  7.37%
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 8 of 14 pages

CUSIP No. 786693 10 1                                               Page 9 of 14


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Gary W. Kalbach
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group            (a)
                                                                   (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                  (5)      Sole Voting Power                 -0-
Beneficially Owned
By Each Reporting                 (6)      Shared Voting Power         2,196,635
Person With
                                  (7)      Sole Dispositive Power            -0-

                                  (8)      Shared Dispositive Power    2,196,635


  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                           2,196,635
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  7.37%
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 9 of 14 pages

CUSIP No. 786693 10 1                                              Page 10 of 14


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Shanda Bahles
--------------------------------------------------------------------------------
  (2)  Check The Appropriate Box If A Member Of A Group         (a)
                                                                (b) X

--------------------------------------------------------------------------------
  (3)  SEC Use Only


--------------------------------------------------------------------------------
  (4)  Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                 (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                (6)      Shared Voting Power          2,196,635
Person With
                                 (7)      Sole Dispositive Power             -0-

                                 (8)      Shared Dispositive Power     2,196,635


  (9)  Aggregate Amount Beneficially Owned By Each Reporting Person

                           2,196,635
--------------------------------------------------------------------------------
  (10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11) Percent Of Class Represented By Amount In Row (11)

                  7.37%
--------------------------------------------------------------------------------
  (12) Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 10 of 14 pages

                                                             Page 11 of 14 Pages

ITEM 1.

(a)      Name of Issuer: Sagent Technology, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  800 W. El Camino Real, Suite 300
                  Mountain View, CA 94040


ITEM 2.

(a)      Name of Person Filing:

         El Dorado Ventures III, L.P. ("EDV III")
         El Dorado Technology IV, L.P. ("EDT IV")
         El Dorado Venture Partners III, L.P. ("EDVP III")
         El Dorado Ventures IV, L.P. ("EDV IV")
         El Dorado Technology '98, L.P. ("EDT'98")
         El Dorado Venture Partners IV, LLC ("EDVP IV")
         Thomas Peterson ("TP")
         Gary W. Kalbach ("GWK")
         Shanda Bahles ("SB")

(b)      Address of Principal Business Office:

         2884 Sand Hill Road, Ste. 121
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:


         Entities:                          EDV III - California
                                            EDT IV - California
                                            EDVP III - California
                                            EDV IV - California
                                            EDT'98 - California
                                            EDVP IV -- California

         Individuals:                       Thomas Peterson - United States
                                            Gary W. Kalbach - United States
                                            Shanda Bahles - United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:     786693 10 1

ITEM 3.  NOT APPLICABLE.



                               Page 11 of 14 pages

                                                             Page 12 of 14 Pages
ITEM 4.  OWNERSHIP.

--------------------------------------------------------------------------------------------------------------------------------
                                                                           El Dorado
                                       El Dorado       El Dorado            Venture             El Dorado        El Dorado
                                       Ventures        Technology          Partners             Ventures         Technology
                                       III, L.P.        IV, L.P.           III, L.P.             IV, L.P.          '98, L.P.
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
(a)  Beneficial Ownership              1,864,336           47,071           1,911,407           281,221            4,007
--------------------------------------------------------------------------------------------------------------------------------
(b)  Percentage of Class                    6.25%            0.16%               6.41%             0.94%            0.01%
--------------------------------------------------------------------------------------------------------------------------------
(c)  Sole Voting Power                 1,864,336           47,071           1,911,407           281,221            4,007
--------------------------------------------------------------------------------------------------------------------------------
     Shared Voting Power                     -0-              -0-                 -0-               -0-              -0-
--------------------------------------------------------------------------------------------------------------------------------
     Sole Dispositive Power            1,864,336           47,071           1,911,407           281,221            4,007
--------------------------------------------------------------------------------------------------------------------------------
     Shared Dispositive Power                -0-              -0-                 -0-               -0-              -0-
--------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                        El Dorado
                                         Venture
                                        Partners             Thomas             Gary W.             Shanda
                                        IV, LLC             Peterson            Kalbach             Bahles
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
(a)  Beneficial Ownership                285,228           2,196,635           2,196,635           2,196,635
---------------------------------------------------------------------------------------------------------------
(b)  Percentage of Class                    0.96%               7.37%               7.37%               7.37%
---------------------------------------------------------------------------------------------------------------
(c)  Sole Voting Power                   285,228                 -0-                 -0-                 -0-
---------------------------------------------------------------------------------------------------------------
     Shared Voting Power                     -0-           2,196,635           2,196,635           2,196,635
---------------------------------------------------------------------------------------------------------------
     Sole Dispositive Power              285,228                 -0-                 -0-                 -0-
---------------------------------------------------------------------------------------------------------------
     Shared Dispositive Power                -0-           2,196,635           2,196,635           2,196,635
---------------------------------------------------------------------------------------------------------------



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following:

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or


                               Page 12 of 14 pages

                                                             Page 13 of 14 Pages

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 14, 2001

EL DORADO VENTURES III, L.P.                                  EL DORADO TECHNOLOGY '98, L.P.

By:      El Dorado Venture Partners III, L.P.                 By:      El Dorado Venture Partners IV, LLC
         its general partner                                           its general partner


By:      /s/ Gary W. Kalbach                                  By:      /s/ Gary W. Kalbach
   -----------------------------------------                     ----------------------------
         Managing Member                                               Managing Member


EL DORADO C & L FUND, L.P.                                     EL DORADO VENTURE PARTNERS IV, LLC

By:      El Dorado Venture Partners III, L.P                   By:      /s/ Gary W. Kalbach
         its general partner                                      ----------------------------
                                                                        Managing Member


By:      /s/ Gary W. Kalbach
   -----------------------------------------
         Managing Member

                                                                    /s/ Thomas Peterson
EL DORADO TECHNOLOGY IV, L.P.                                    ---------------------------
                                                                      THOMAS PETERSON
By:      El Dorado Venture Partners III, L.P
         its general partner
                                                                      /s/ Gary W. Kalbach
                                                                 ----------------------------
                                                                       GARY W. KALBACH
By:      /s/ Gary W. Kalbach
   -----------------------------------------
         Managing Member


EL DORADO VENTURE PARTNERS III, L.P.                                  /s/ Shanda Bahles
                                                                  --------------------------
                                                                        SHANDA BAHLES

By:      /s/ Gary W. Kalbach
   -----------------------------------------
         Managing Member


EL DORADO VENTURES IV, L.P.



By:      El Dorado Venture Partners IV, LLC
         its general partner

By:      /s/ Gary W. Kalbach
   -----------------------------------------
         Managing Member




                                Page 13 of 14 pages

                                                             Page 14 of 14 Pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date: February 14, 2001

EL DORADO VENTURES III, L.P.                                  EL DORADO TECHNOLOGY '98, L.P.

By:      El Dorado Venture Partners III, L.P.                 By:      El Dorado Venture Partners IV, LLC
         its general partner                                           its general partner


By:      /s/ Thomas H. Peterson                               By:      /s/ Thomas H. Peterson
   -----------------------------------------                     -----------------------------------------
         Managing Member                                               Managing Member


EL DORADO TECHNOLOGY IV, L.P.                                 EL DORADO VENTURE PARTNERS IV, LLC

By:      El Dorado Venture Partners III, L.P.                 By:      /s/ Thomas H. Peterson
         its general partner                                     -----------------------------------------
                                                                       Managing Member

By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member                                               /s/ Thomas H. Peterson
                                                                 -----------------------------------------
EL DORADO VENTURE PARTNERS III, L.P.                                   THOMAS PETERSON

By:      /s/ Thomas H. Peterson
   -----------------------------------------                         /s/ Gary W. Kalbach
         Managing Member                                         -----------------------------------------
                                                                       GARY W. KALBACH
EL DORADO VENTURES IV, L.P.

By:      El Dorado Venture Partners IV, LLC                            /s/ Shanda Bahles
         its general partner                                     -----------------------------------------
                                                                       SHANDA BAHLES
By:      /s/ Thomas H. Peterson
   -----------------------------------------
         Managing Member




                                Page 14 of 14 pages